EXHIBIT 10.43

April 7, 2009

Warren Bielke
18719 Bearpath Trail
Eden Prairie, MN  55347

Dear Warren:

The purpose of this letter Agreement (this “Agreement”) is to acknowledge and set forth the terms and conditions of your retention as a non-exclusive independent contractor (“you” or “Consultant”) to Vision-Sciences, Inc., a Delaware corporation (the “Company,” or “us”).

1.           Retention as a Consultant.  The Company hereby agrees to retain you and you hereby agree to provide services to the Company as a non-exclusive independent consultant subject to, and in accordance with, the terms and conditions of this Agreement.

2.           Duties.  You will serve as a marketing consultant for the Company, leading the market development program of the Company’s trans-nasal esophagoscope (the “Services”), in coordination with the Company’s chief executive officer and marketing team.

3.           Fees and Expenses.  The Company will pay you a consulting fee of $8,000 per month for the Services, based on an expectation that you will provide approximately thirty (30) hours of working time in performing the Services.  You will issue a monthly invoice and Company will make payment within 30 days.   This fee excludes any additional sums to which you may be entitled by virtue of your role as a member of the Company’s Board of Directors.  The Company will reimburse you in accordance with the Company’s expense reimbursement policy, for all reasonable and necessary business expenses incurred in connection with the performance of the Services.

4.           Independent Contractor.  Your engagement hereunder will be as an independent contractor, rather than as an employee of the Company, and you will not be entitled to any benefits available to employees of the Company.  You acknowledge that you will be solely responsible for any federal, state or local income or self-employment taxes arising with respect to your fees hereunder and that you have no state law workers’ compensation rights with respect to your services under this Agreement.  As an independent contractor, you will have no authority to legally bind the Company and will not hold yourself out as having such authority.  You agree to observe all policies and rules established by the Company for its independent contractors.

5.           Termination.  Either party may terminate this Agreement at any time, with or without cause, for convenience or for any other purpose, by giving five days prior written notice to the other party.

40 Ramland Road South  Orangeburg, NY 10962
Tel: (845) 365-0600  Fax: (845) 365-0620  www.visionsciences.com

6.           Restrictive Covenants.

(a)           Confidentiality.  While you are a consultant to the Company and thereafter, you will hold in a fiduciary capacity for the benefit of the Company and any of its affiliates (the “Company Group”) all secret or confidential information, knowledge or data relating to the Company Group and their respective businesses, practices or technologies which is obtained by in connection with your providing Services and which is not or does not become public knowledge (other than by acts by you or your representatives in violation of this Agreement).  You will not, except as may be required to perform your duties hereunder or as may otherwise be required by law or legal process, without limitation in time or until such information becomes public or known in the Company Group’s industry (other than by acts by you or your representatives in violation of this Agreement), communicate or divulge to others or use, whether directly or indirectly, any such information, knowledge or data regarding the Company Group and their businesses, practices or technologies.

(b)           Inventions.  You will promptly disclose to the Company all processes, trademarks, inventions, improvements, discoveries and other information (collectively, “Inventions”) conceived, developed or acquired by you alone or with others during (i) your provision of Services to the Company, whether or not conceived during regular working hours and whether conceived through the use of the time, material or facilities of the Company or related parties or otherwise and (ii) the period of six months following the date you last provide Services to the Company. All such Inventions will be the sole and exclusive property of the Company and, upon request of the Company, you will deliver to the Company all drawings, sketches, models, codes, data and records relating to such Inventions and irrevocably confirm your assignment of such Inventions to the Company or its designee, including executing any documents necessary to effect such assignments.  If  any such Inventions will be deemed by the Company to be patentable, you will, at the expense of the Company (which will, in the event that you are no longer retained under this Agreement, include reasonable compensation to you for the time involved), assist the Company or its designee in obtaining a patent or patents thereon and execute all documents and do all other things necessary or proper to obtain letters patent and to vest the Company or its designee with full title and rights thereto.

(c)           Non-Disparagement.  You will not, and you will not induce others to, Disparage (as defined below) the Company Group or any of their past and present officers, directors or employees or business, technologies or products.  “Disparage” means making comments or statements to the press, the Company Group’s employees or any individual or entity with whom the Company Group has a business relationship that would adversely affect in any manner: (i) the conduct of the business of the Company Group (including, without limitation, any products, technologies or business plans or prospects); or (ii) the business reputation of the Company Group, or any of their businesses, technologies or products, or their past or present officers, directors or employees.

(d)           Non-interference; Non-solicitation.  You will not, and you will not induce others to (i) interfere with, disrupt or attempt to disrupt any existing relationship, contractual or otherwise, between the Company Group and any of its  customers, suppliers, clients, executives, employees or other persons with whom the Company deals, or (ii) solicit for employment, attempt to employ or assist any other entity in employing or soliciting for employment any employee or executive who is at that time employed by the Company Group.

(e)           Injunctive Relief.  You understand that any violation of paragraphs 6(a) through 6(d) of this Agreement will cause the Company Group to suffer immediate and irreparable injury and that the Company Group would by reason of such violation be entitled to injunctive relief in a court of appropriate jurisdiction.  You hereby consent and stipulate to the entry of such injunctive relief in such court, without bond, prohibiting, restraining or enjoining you from taking any action in violation of paragraphs 6(a) through 6(d) of this Agreement.

(f)           Survival of Provisions.  The obligations contained in this Section 6 will survive the termination of this Agreement and the termination of your consultancy and will be fully enforceable thereafter.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 6 is excessive in duration or scope or extends for too long a period of time or over too great a range of activities or in too broad a geographic area or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state or jurisdiction.

7.           Representations.  You represent and warrant that (i) your execution and performance of this Agreement will not violate any other agreement to which you are a party and (ii) you shall not utilize during the term of the consultancy any proprietary information of any third party, and shall indemnify and hold us harmless against any such claim.

8.           Assignment.  Notwithstanding anything in this Agreement to the contrary, this Agreement is personal to you and neither this Agreement nor any rights hereunder may be assigned by you to any other person or entity.  The Company may assign this Agreement to an affiliate or to any acquirer of all or substantially all of the assets of the Company.  This Agreement will inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties.

9.           Arbitration.  You agree that all disputes and controversies arising under or in connection with this Agreement, other than seeking injunctive or other equitable relief under paragraph 6(e), will be settled by arbitration conducted before one (1) arbitrator mutually agreed to by the Company and you, sitting in New York, New York or such other location agreed to by you and the Company, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect.  If the Company and you are unable to agree on a single arbitrator within 30 days of the demand by the other party for arbitration, an arbitrator will be designated by the New York City Office of the American Arbitration Association.  The determination of the arbitrator will be final and binding on you and the Company Group.  Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.  Each party will bear their own expenses of such arbitration.

10.           Governing Law.  This Agreement will be governed by, and construed under and in accordance with the internal laws of the State of New York, without reference to its conflicts of laws rules.

11.           Entire Agreement.  This Agreement and any other agreements referenced herein contain the entire agreement of the parties relating to the subject matter hereof, and supersede in their entirety any and all prior agreements, understandings or representations, both written and oral, relating to the subject matter hereof.  No amendments, alterations or modifications of this Agreement will be valid unless made in writing and signed by both parties hereto.

12.           Effective Date.  The effective date of this Agreement and the commencement of the Company’s obligation to pay your fees are subject to the approval of the Company’s Board of Directors, and compliance with any applicable NASD and SEC disclosure requirements.

We hope that you find the foregoing terms and conditions acceptable.  You may indicate your agreement with the terms and conditions set forth in this Agreement by signing the enclosed duplicate original of this Agreement and returning it to my attention.

Very truly yours,

VISION-SCIENCES, INC.

/S/ Ron Hadani
Ron Hadani
President and CEO

ACCEPTED AND AGREED BY:

/S/ Warren Bielkie
Warren Bielke